Registration No. 333-119721

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Post-Effective Admendment No. 1 to

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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LOJACK CORPORATION
(Exact name of registrant as specified in its charter)
_________________

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2664794 (I.R.S. Employer Identification Number)

200 Lowder Brook Drive, Suite 1000
Westwood, Massachusetts 02090
(781) 251-4700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_________________

Keith E. Farris, Vice President of Finance and Chief Financial Officer
LoJack Corporation
200 Lowder Brook Drive, Suite 1000
Westwood, Massachusetts 02090

(781) 251-4700
(Name, address, including zip code, telephone number, including area code, of agent for service)
_________________

Copy to:
Michael A. Matzka, Esq.
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
(617) 338-2800
_________________

        Approximate date of commencement of proposed sale to the public: Not Applicable

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _______

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _______

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SHARES OF COMMON STOCK

        On October 13, 2004, we filed a Registration Statement on Form S-3 (Registration No. 333-119721). The Registration Statement registered the issuance of a total of up to 1,752,656 shares of common stock, $.01 par value per share, to be issued from time to time, to holders of interim notes and exchangeable shares of LoJack ExchangeCo Canada Inc., our wholly owned Canadian subsidiary formerly known as 4246624 Canada Inc., which we refer to as ExchangeCo. The interim notes and exchangeable shares were issuable pursuant to a Combination Agreement, dated as of August 16, 2004, between us, ExchangeCo and Boomerang Tracking Inc., and related plan of arrangement, in connection with our combination with Boomerang. The interim notes and exchangeable shares of ExchangeCo generally entitle the holders thereof to receive one of our common shares for each interim note or exchangeable share.

        As noted in the Registration Statement, the actual number of interim notes and exchangeable shares of ExchangeCo to be issued in the combination depended upon several factors. Upon closing of the combination, ExchangeCo actually issued a total of 1,426,925 exchangeable shares and interim notes. Pursuant to the undertaking contained in the Registration Statement, we are filing this Post-Effective Amendment to remove from registration those shares of our common stock (325,731) that exceed the number of shares of our common stock (1,426,925) that may actually be issued in respect of the exchangeable shares and interim notes issued in the combination.

        Accordingly, we file this post-effective amendment to deregister the issuance of a total of 325,731 shares of common stock covered by the Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westwood, Commonwealth of Massachusetts, on November 3, 2004.

LOJACK CORPORATION By: /s/ Thomas A. Wooters Thomas A. Wooters Executive Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ronald J. Rossi	Director, Chairman, and Chief Executive Officer	November 3, 2004

* Joseph F. Abely	Director, President, Chief Operating Officer and Treasurer	November 3, 2004

John H. MacKinnon	Director	November _, 2004

* Robert J. Murray	Director	November 3, 2004

* Larry C. Renfro	Director	November 3, 2004

Robert L. Rewey	Director	November _, 2004

* Harvey Rosenthal	Director	November 3, 2004

* Lee T. Sprague	Director	November 3, 2004

* Keith E. Farris	Vice President of Finance and Chief Financial Officer Officer (principal financial and accounting officer)	November 3, 2004

* By: /s/ Thomas A. Wooters
           Thomas A. Wooters
           Attorney-in-fact pursuant to the powers of attorney previously provided as part of this registration statement.